Exhibit 4.3

Warrant Purchase Agreement

This Warrant Purchase Agreement (this "Agreement") dated as of October 4, 2018, by and among (i) Magal Security Systems Ltd. ("Purchaser" or "Company") and (ii) the sellers whose names appear on Exhibit I hereto (each a "Seller", and collectively the "Sellers").

WHEREAS,
Pursuant to a Share Purchase Agreement dated December 30, 2012 between the Company, Websilicon Network Integrations Ltd. ("Websilicon") and the shareholders of Websilicon (the "SPA"), the Company granted to Sellers warrants to purchase an aggregate amount of 898,203 ordinary shares of the Company, par value NIS 1.00 each ("Ordinary Shares"), pursuant to the warrant agreements listed in Exhibit II hereto (the "Warrants"); and

WHEREAS,	Of such Warrants, an aggregate amount of 60,000 Warrants (20,000 Warrants by each Seller), were exercised by the Sellers into Ordinary Shares prior to the date hereof; and

WHEREAS,	As of the date hereof, the Sellers collectively hold 838,203 Warrants (the "Purchased Warrants"); and

WHEREAS,	The Sellers desire to sell, and the Purchaser desires to purchase, all of the Purchased Warrants on the terms and subject to the conditions set forth herein (the "Transaction").

NOW, THEREFORE, in consideration of the mutual promises, conditions, representations and warranties set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.	Sale and Purchase of the Purchased Warrants.

1.1.
Subject to the terms and conditions herein, at the Closing (as defined below), the Sellers shall sell, and the Purchaser shall purchase, for an aggregate cash purchase price of US$ 375,000 (Three Hundred Seventy Five Thousand US Dollars) (the "Purchase Price") all of the Purchased Warrants. The allocation of the Purchase Price between the Sellers shall be as set forth in Exhibit I hereto.

1.2.
Tax Withholding. Purchaser shall be entitled to deduct and withhold from the Purchase Price such amounts as Purchaser is required to deduct and withhold under applicable law, with respect to any Seller, unless such Seller provides Purchaser an approval or certification from the applicable tax authorities instructing Purchaser (i) not to withhold taxes with respect to such Seller, or (ii) setting forth the withholding rate applicable to such Seller, in which case the Purchaser shall withhold and transfer to the applicable tax authorities such percentage of the payment due to such Seller as specified in the certification, and shall be required to pay to such Seller only the balance of the payment due to such Seller and not so withheld.  To the extent that amounts are so withheld by Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller in respect of which such deduction and withholding was made by Purchaser. Purchaser shall promptly provide to a Seller in respect of whom such amounts were withheld, written confirmation of the amount so withheld.

2.
Closing. Unless otherwise mutually agreed in writing among Purchaser and the Sellers, the closing of the Transaction (the “Closing”) shall take place at the offices of Naschitz, Brandes, Amir & Co., 5 Tuval St., Tel Aviv, on the date on which the last to be satisfied or waived of the conditions set forth in Section 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement (the “Closing Date”). At the Closing, the following transactions shall occur simultaneously (no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered):

2.1.
Each Seller shall deliver to the Purchaser a validly executed deed of assignment, substantially in the form attached hereto as Exhibit A, covering the Seller's Purchased Warrants being transferred from such Seller to the Purchaser and shall deliver to the Purchaser the original warrant certificate(s) representing such Purchased Warrants issued in the name of the Seller or a declaration that such warrant certificate(s) were lost, in the form acceptable to the Purchaser and the Purchaser.

2.2.	Subject to Section 1.2, the Purchaser shall pay the Purchase Price to each Seller by wire transfer to each Seller's bank account set forth in Exhibit I hereto.

3.	Representations and Warranties of Each Seller. Each of the Sellers, severally and not jointly, hereby represents and warrants to the Purchaser, that on the date hereof and on the Closing Date:

3.1.
Seller has the full power and authority to execute and perform this Agreement and each document, instrument and agreement attached hereto which are required to be executed by the Seller in connection with this Agreement. This Agreement and each document, instrument and agreement attached hereto which are required to be executed by the Seller in connection with this Agreement constitutes the valid and binding obligation of Seller, enforceable against him/her in accordance with its terms.

3.2.
Seller is the lawful and record (or beneficial owner, as applicable) owner of his portion of the Purchased Warrants as set forth in Exhibit I attached hereto, and upon sale and delivery of, and payment for, his Purchased Warrants, as provided herein, Seller will convey to the Purchaser at the Closing good and marketable title to his Purchased Warrants, free and clear of any and all Liens. “Lien” means any lien, pledge, hypothecation, mortgage, right of others, adverse claims, deed of trust, security interest, charge, option, right of first refusal, easement, trust, equitable interest, servitude, proxy, encumbrance, interference, usufruct, voting trust agreement, or rights of third parties of any nature (including any spousal community property rights, decree of divorce or separate maintenance, property settlement, separation agreement or other agreement with a spouse), or other restriction or limitation, including any restriction on the right to vote, sell or otherwise dispose of the Purchased Warrant to the Purchaser hereunder.

3.3.
The execution and performance by Seller of this Agreement and each document, instrument and agreement attached hereto which are required to be executed by the Seller in connection with this Agreement, and all transactions contemplated herein or therein do not require the consent or approval of, or the giving the notice to, any person, except for the approval of the competent courts in Israel as set forth in Section 6 below.

3.4.
The Seller is capable of evaluating the value of his portion of the Purchased Warrants to be sold by such Seller hereunder, has made its own due diligence analysis in his or her decision to sell his portion of the Purchased Warrants to be sold by such Seller hereunder, and has not relied in connection with the sale of such shares upon any advice, representations, warranties or agreements of the Purchaser or any of Purchaser's legal or tax counsels. The Seller represents that he will not have any claim or demand against the Purchaser or anyone on its behalf in connection with this Agreement in the event that in the future the Seller learns of any information not known to Seller today with respect to the Purchaser, the Purchased Warrants or the value thereof. Seller acknowledges that he will have no future participation in any Company gains, losses, profits or distributions with respect to the Purchased Warrants or the shares underlying such Purchased Warrants sold by him under this Agreement. If the Purchased Warrants or the shares underlying such Purchased Warrants increase in value by any means, Seller acknowledges that Seller is voluntarily forfeiting any opportunity to share in any resulting increase in value from the Purchased Warrants or the shares underlying such Purchased Warrants. The Seller further acknowledges that the Purchaser may have a different knowledge and view of the prospects and potential, relative to the Seller. Thus, Seller acknowledges that he has agreed to sell his portion of the Purchased Warrants to the Purchaser at the consideration provided for herein notwithstanding any such possible knowledge differential or any potential or prospects the Purchaser may view for the Company, and waives any right, claim or demand that may arise as a result thereof against the Purchaser or anyone on its behalf.

3.5.
The Seller acknowledges that: (i) he has had the opportunity to be represented by legal counsel throughout the negotiations which preceded the execution of this Agreement; (ii) he has read the entirety of this Agreement and knows and understands the contents hereof; (iii) he has executed this Agreement with the advice of legal counsel, if represented; and (iv) he has signed this Agreement, including the releases contained herein, voluntarily and freely.

3.6.
Seller hereby expressly acknowledges that he is aware that the Company is a public company whose shares are traded in NASDAQ, and (ii) the securities laws and the regulations and rules promulgated thereunder (hereinafter: the “Securities Laws”) strictly prohibit persons who hold non-public information that relate to a public company such as the Company (whether obtained directly and/or indirectly from that company) from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable and/or possible that a person receiving such information may and/or is likely to purchase or sell such securities. Accordingly, Seller hereby expressly undertakes that he shall not take any action that results in violation of and/or non-compliance with, any applicable Securities Laws.

4.	Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Sellers that on the date hereof and on the Closing Date:

4.1.
Purchaser has the full power and authority to execute and perform this Agreement and each document, instrument and agreement attached hereto which are required to be executed by the Purchaser in connection with this Agreement. This Agreement and each document, instrument and agreement attached hereto which are required to be executed by the Purchaser in connection with this Agreement constitutes the valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.

4.2.
The execution and performance by Purchaser of this Agreement and each document, instrument and agreement attached hereto which are required to be executed by the Purchaser in connection with this Agreement do not require the consent or approval of any person, except for the approval of the competent courts in Israel as set forth in Section 6 below.

5.	Release.

5.1.
By signing this Agreement, effective as of the Closing, each Seller hereby waives, releases and absolutely and forever discharges the Purchaser and any and all of its shareholders, successors, assigns, affiliates, directors, employees (including officers), agents, advisors, consultants, auditors and attorneys, from and against any and all claims of every kind and nature whatsoever, whether now known or unknown, suspected or unsuspected, that have arisen or will arise in connection with his portion of the Warrants, the Warrant agreements and Section 2.1.2.4 of the SPA (except with respect to the obligations of the Purchaser pursuant to this Agreement).

6.	Conditions to Closing

6.1.
Conditions to Each Party’s Obligation to Consummate the Transaction. The respective obligation of each party hereto to consummate the Transaction is subject to the satisfaction or waiver of the following condition:

(a) No Injunction. No judgment, injunction or decree (each, an “Order”) prohibiting the consummation of the Transaction shall have been issued by any governmental entity and be continuing in effect, there shall be no pending proceeding commenced by a governmental entity seeking an Order that would prohibit the Transaction, and the consummation of the Transaction shall not have been prohibited or rendered illegal under any applicable law.

6.2.
Conditions to the Sellers’ Obligation to Consummate the Transaction. The respective obligations of the Sellers to consummate the Transaction are subject to the satisfaction or waiver of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Purchaser set forth in Section 4 shall be true and correct in all material respects as of the signing date of this Agreement and as of the Closing Date as if made on and as of the Closing Date.

(b) Covenants. Each of the covenants and agreements of the Purchaser contained in this Agreement that are to be performed at or prior to the Closing shall have been duly performed in all material respects.

6.3.
Conditions to the Purchaser’s Obligation to Consummate the Transaction. The obligation of the Purchaser to consummate the Transaction is subject to the satisfaction or waiver of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of each Seller set forth in Section 3 shall be true and correct in all material respects as of the signing date of this Agreement and as of the Closing Date as if made on and as of the Closing Date.

(b) Covenants. Each of the covenants and agreements of each Seller contained in this Agreement that are to be performed at or prior to the Closing shall have been duly performed in all material respects.

(c) Court Approval. The competent courts in Israel shall have approved this Transaction and the payment of the Purchase Price to the Sellers hereunder as a "Distribution" as defined in the Companies Law, 1999.

7.	Termination.

7.1.
This Agreement may be terminated at any time prior to the Closing by the Purchaser or the Sellers (collectively as a group) if the Closing has not occurred before 5 p.m. Israel Time on the date which is five months following the date hereof or earlier if the competent courts in Israel shall have not approved the Transaction (provided, however, that the right to terminate this Agreement under this Section 7.1 shall not be available to any party hereto whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before such date and provided further that Section 8 herein shall survive any termination of this Agreement).

8.	Miscellaneous.

8.1.
If this Agreement is terminated due to the fact that the competent courts in Israel shall have not approved this Transaction, the Company undertakes to take the required actions in order to maintain its current F-3 effective until the Warrants or the Ordinary Shares underlying such Warrants are sold by the Sellers.

8.2.	Each party shall bear its own costs and expenses related to this Agreement and the performance of its obligations hereunder, including all tax consequences.

8.3.
This Agreement, including the preamble and exhibit thereto, constitutes the entire understanding and agreement between the parties with regard to the sale of Purchased Warrants, and supersedes, nullifies and terminates all prior agreements and representations between the parties with regard to such subject matter.

8.4.
The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges or obligations set forth herein may be assigned or transferred without the prior consent in writing of the relevant Seller and Purchaser.

8.5.
No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofor or thereafter occurring. Any waiver, consent or approval of any kind on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

8.6.
This Agreement shall be governed by and interpreted in accordance with the laws of the state of Israel, without giving effect to the rules respecting conflict of law, and the competent courts of Tel-Aviv shall have sole and exclusive jurisdiction over any dispute between the parties.

8.7.
All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be faxed or mailed by registered, electronic or certified mail, postage prepaid, or prepaid air courier, or otherwise delivered by hand or by messenger, addressed to such party’s address as set forth in Exhibit I or at such other address as the party shall have furnished to each other party in writing in accordance with this provision. Any notice sent in accordance with this Section 8.7 shall be effective (i) if mailed, three (3) business days after mailing, (ii) if by courier one (1) business day after delivery to the courier service, (iii) if sent by messenger, upon delivery, and (iv) if sent via email or facsimile, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day or after recipient’s business hours) on the first business day following transmission and electronic confirmation of receipt (provided, however, that any notice of change of address shall only be valid upon receipt).

8.8.	This Agreement may not be amended except by a written and signed document executed by the Sellers and the Purchaser.

8.9.
If any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect other provisions of this Agreement, and, to that extent, the provisions of this Agreement are intended to be and shall be deemed severable.

[Signature page to follow]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first hereinabove written.

Sellers

/s/ Bentsi Ben Atar
Bentsi Ben Atar	Iftah Bratspiess
Yosef Appleboum

Purchaser

Magal Security Systems Ltd.

By: _________________________

Name::_______________________

Title: ________________________

Exhibit I

List of Sellers

Seller	Seller Contact Information	Total Number of Purchased Warrants	Purchase Price (US$)	Bank Account Details
Bentsi Ben Atar		279,401	$125,000
Iftah Bratspiess		279,401	$125,000
Yosef Appleboum		279,401	$125,000
Total		838,203	$375,000

Exhibit II

List of Warrant Agreements

1)	Warrant dated January 21, 2012 granted to the Trustee (on behalf of Bentsi Ben Atar) to purchase 149,701 Ordinary Shares, exercisable until December 30, 2018.

2)	Warrant dated January 21, 2012 granted to the Trustee (on behalf of Bentsi Ben Atar) to purchase 149,700 Ordinary Shares, exercisable until December 30, 2019.

3)	Warrant dated January 21, 2012 granted to the Trustee (on behalf of Iftah Bratspiess) to purchase 149,701 Ordinary Shares, exercisable until December 30, 2018.

4)	Warrant dated January 21, 2012 granted to the Trustee (on behalf of Iftah Bratspiess) to purchase 149,700 Ordinary Shares, exercisable until December 30, 2019.

5)	Warrant dated January 21, 2012 granted to the Trustee (on behalf of Yosef Applebaum) to purchase 149,701 Ordinary Shares, exercisable until December 30, 2018.

6)	Warrant dated January 21, 2012 granted to the Trustee (on behalf of Yosef Applebaum) to purchase 149,700 Ordinary Shares, exercisable until December 30, 2019.